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                                                                    EXHIBIT 17.1

December 6, 2004

Board of Directors
Sipex Corporation
233 South Hillview Drive
Milpitas, California 95053

Gentlemen:

         Effective immediately, I hereby resign as President and CEO and as a member of the Board of Directors of Sipex Corporation.

/s/ Walid Maghribi
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Walid Maghribi